Filed pursuant to Rule 424(b)(3)

File No. 333-278734

Destiny Tech100 Inc.

Maximum Offering of up to $1,000,000,000

Common Stock

________________

Supplement No. 5 dated May 11, 2026

to the

Prospectus and Statement of Additional Information dated August 8, 2025, as amended or supplemented as of the date hereof

This prospectus supplement modifies, amends and supplements certain information contained in the Prospectus of Destiny Tech100 Inc. (the “Company”) dated August 8, 2025, as amended or supplemented (the “Prospectus”) and the statement of additional information, dated August 8, 2025, as amended or supplemented (the “Statement of Additional Information”), which relate to the sale of shares of the Company’s common stock pursuant to the “at-the-market offering” with Jefferies LLC. Capitalized terms used in this prospectus supplement and not otherwise defined have the meaning specified in the Prospectus and/or Statement of Additional Information.

You should carefully consider the "Risk Factors" section beginning on page 26 of the Prospectus.

Net Asset Value

In connection with our regular net asset value determination process, as provided in our valuation policies and procedures, our net asset value as of March 31, 2026, is $24.56 per share of our common stock.

Portfolio

The following table sets forth certain information as of March 31, 2026, for each portfolio company in which we are currently invested. The percentage of portfolio column is based on an approximate portfolio value of $742.5 million as of March 31, 2026.

Portfolio Company	Nature of Principal Business	Underlying Security Type	% of Portfolio
Astranis Space Technologies Corp. - Series E Preferred Stock	Aviation/Aerospace	Preferred Stock	0.3%
Automation Anywhere, Inc.	Enterprise Software	Common Stock	*
Axiom Space, Inc. Series C Preferred Stock	Aviation/Aerospace	Preferred Stock	0.2%
Axiom Space, Inc. Series C-1 Preferred Stock	Aviation/Aerospace	Preferred Stock	0.4%
Beast Industries Co. - Series C Preferred Stock	Social Media	Preferred Stock	2.0%
Boom Technology, Inc. Series B-2 Preferred Stock	Aviation/Aerospace	Preferred Stock	0.2%
CElegans Labs, Inc.	Financial Technology	Common Stock	0.2%
Chime Financial Inc.	Financial Technology	Common Stock	0.2%
ClassDojo, Inc.	Education Services	Common Stock	0.3%
DA-1125 Gaingels Fund II (invested in Databricks, Inc. Series L Preferred Stock)	Enterprise Software	Preferred Stock(1)	1.1%

DXYZ OAI I LLC (economic exposure to OpenAI Global LLC, Profit Participation Units)	Artificial Intelligence	Profit Participation Units(2)	1.0%
DXYZ SpaceX I LLC (economic exposure to Space Exploration Technologies Corp., 96% Common unit equivalent shares and Common Stock, 3% Series E Preferred Shares, and 1% in Series C preferred shares)	Aviation/Aerospace	Common Stock(2)(4)	9.6%
Discord, Inc.	Social Media	Common Stock	*
Discord, Inc. - Series G Preferred Stock	Social Media	Preferred Stock	*
First American Treasury Obligations, Class X, 3.59%	Money Market Fund	Mutual Fund	31.4%
Flexport, Inc.	Supply Chain/Logistics	Common Stock	*
G Squared Special Situations Fund, LLC - Series H-1 (invested in Brex, Inc., Common Stock)	Financial Technology	Common Stock(1)	0.2%
Goanna Capital 26E LLC (invested in OpenAI Group PBC Series C Preferred Stock)	Artificial Intelligence	Preferred Stock(1)	4.7%
Hermeus Corporation - Series C Preferred Stock	Aviation/Aerospace	Preferred Stock	2.0%
Hexagon Master LLC - Series 1 (invested in General Intuition, Inc. Series A Preferred Stock)	Artificial Intelligence	Preferred Stock(1)	1.5%
Impossible Foods, Inc. - Series A Preferred Stock	Food Products	Preferred Stock	*
Jeeves, Inc. - Series C Preferred Stock	Financial Technology	Preferred Stock	0.1%
Khosla Ventures IFSPV II, LLC (invested in Impossible Foods, Inc., Series H Preferred Stock)	Food Products	Preferred Stock(1)	*
Klarna Group PLC	Financial Technology	Common Stock	0.1%
Klarna Group PLC Class B Shares	Financial Technology	Non-Economic Voting Shares	*
Lemonade 18, LLC (invested in Monzo Bank Holding Group Limited F Ordinary Shares)	Financial Technology	Common Stock(1)	0.8%
MCTC Investment Holdings (Delaware) LLC (invested in Databricks, Inc. Series L Preferred Stock)	Enterprise Software	Preferred Stock(1)	1.4%
MW LSV Relativity Space, LLC	Aviation/Aerospace	N/A(6)	-
MWAM VC SpaceX-II, LLC (economic exposure to Space Exploration Technologies Corp., 55% Class A Common Stock and 45% Class C Common Stock)	Aviation/Aerospace	Common Stock(2)	2.8%
Magnitude ANC III, LLC (economic exposure to Anthropic PBC. Series B Preferred Shares)	Artificial Intelligence	Preferred Stock(2)	18.1%
Payward, Inc. - Series C Preferred Stock	Financial Technology	Preferred Stock	0.6%
Prive Tens, LLC (invested in Tenstorrent Holdings Inc., 15.00% 12/31/2026)	Hardware & Manufacturing	Convertible Note(1)	1.7%
Public Holdings, Inc.	Financial Technology	Common Stock	*
Redwood Materials, Inc.	Energy Production	Common Stock	0.7%
Revolut Group Holdings Ltd.	Financial Technology	Common Stock	1.6%

Rhenium Bolt 2021, LLC	Financial Technology	N/A(3)	-
SP21Z Opportunities LLC (invested in OpenEvidence Inc. Common Stock)	Artificial Intelligence	Common Stock(1)	4.6%
Skild AI, Inc. - Series C Preferred Stock	Artificial Intelligence	Preferred Stock	1.4%
Snowpoint Growth 2.5, LLC (invested in Shield AI Inc. Series F1 Preferred Stock)	Aviation/Aerospace	Preferred Stock(1)	4.2%
Snowpoint Growth 2.6, LLC (invested in Space Exploration Technologies Corp. Class B Common Stock)	Aviation/Aerospace	Common Stock(1)	2.0%
Snowpoint Growth 2.7, LLC (invested in Astranis Space Technologies Corp. Series E Preferred Stock)	Aviation/Aerospace	Preferred Stock(1)	0.7%
Supabase, Inc. - Series A Preferred Stock	Enterprise Software	Preferred Stock	0.2%
Superhuman Platform, Inc.	Enterprise Software	Common Stock	0.1%
Vast, Inc. - Series A Preferred Stock	Aviation/Aerospace	Preferred Stock	0.7%
Vercel Inc.	Enterprise Software	Common Stock	0.3%
WH Strategic Opportunities Fund V LP (invested in Chaos Industries, Inc. Series D Preferred Stock)	Hardware & Manufacturing	Preferred Stock(1)	2.1%
Total			99.5%**

*Less than 0.1%.

**Values may not sum due to rounding.

(1) The Company has a direct investment in a Special Purpose Vehicle ("SPV") which has invested in an underlying portfolio company. If applicable, the number of units presented, are the units in the SPV owned by the Company, which represents the equivalent number of securities of the underlying portfolio company for which the investment has economic exposure.

(2) The Company has a direct investment in an SPV which has economic exposure to an underlying portfolio company. The number of units presented, if applicable, are the units in the SPV owned by the Company, which represents the equivalent number of securities of the underlying portfolio company for which the investment has economic exposure. The SPV has invested through one or more underlying SPVs.

(3) During the year ended December 31, 2024, the SPV disposed of the underlying asset. As of March 31, 2026, the SPV does not hold any underlying assets.

(4) The SPV has invested through five underlying SPVs, resulting in the related economic exposure to the Company. Five of the underlying SPVs have one additional layer of SPVs, while one has two layers.

Portfolio Company	Nature of Principal Business	Underlying Security Type	% of Portfolio
Fund FG-RTA, a series of Forge Investments LLC (economic exposure to Stripe, Inc., Common Stock)	Financial Technology	Forward Contract(5)	0.4%
Fund FG-TQY, a series of Forge Investments LLC (economic exposure to Plaid, Inc., Common Stock	Financial Technology	Forward Contract(5)	*
Total			0.5%**

*Less than 0.1%.

**Values may not sum due to rounding.

(5) Investment is an SPV that holds multiple forward agreements that represent common shares of the indicated portfolio company. Forward contracts involve the future delivery of shares of a portfolio company upon such securities becoming freely transferable or the removal of restrictions on transfer. The aggregate total of the forward contracts for each SPV represents less than 5% of the Company’s net assets. The counterparties to the forward contracts are the shareholders of the private company who own the restricted shares. The Company does not have information as to the identities of the specific counterparties (the shareholders of the private company); however, counterparty risk is mitigated by the fact that there is not a single counterparty on the opposite side of the forward contracts and the sole obligation of the counterparties is to transfer shares following such time as the shares become freely transferable.

(6) During the period ended March 31, 2026, the SPV disposed of the underlying asset. As of March 31, 2026, the SPV does not hold any underlying assets.

At-the-Market Offering

From January 1, 2026 through March 31, 2026, we sold a total of 8,489,359 shares of our common stock at a weighted average price of $28.76 per share under the Open Market Sale AgreementSM, as amended as of the date hereof, with Jefferies LLC. The net proceeds as a result of these sales of common stock were approximately $24.1 million, after deducting commissions and fees.